EXHIBIT 11

           REYNOLDS METALS COMPANY AND CONSOLIDATED SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                     (In millions, except share data)



EARNINGS PER SHARE:
In the first quarter of 1995, earnings per share equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the period. The number of common share equivalents outstanding was based on the assumed conversion of the Company's preferred stock ("PRIDES"). For the purpose of this computation, the conversion rate of .93 share of common stock for each share of PRIDES was based on the average market value of the Company's common stock during the period ($50.65 per share). In the first quarter of 1994, earnings per share equals net income, minus PRIDES dividends, divided by the weighted-average number of common shares outstanding during the period. Common share equivalents relating to the PRIDES were not included in the first quarter of 1994 since their effect would have been anti-dilutive.

                                            QUARTERS ENDED MARCH 31
                                           _______________________________
                                              1995            1994
                                           _______________________________

Weighted-average shares outstanding:
   Common shares                          62,220,000      60,961,000
   Common share equivalents               10,261,000               -
                                           _______________________________
   Total                                  72,481,000      60,961,000
                                           ===============================


Net income (loss)                             $82            $(21)
Less preferred stock dividends                  -               7
                                           ===============================
                                              $82            $(28)
                                           ===============================
Earnings per share                          $1.13          $(0.46)
                                           ===============================




EARNINGS PER SHARE (FULLY DILUTED):
Earnings per share (fully diluted) equals net income divided by the weighted-average number of common shares and common share equivalents outstanding during the period. The number of common share equivalents outstanding was based on the maximum potential issuance of common shares upon conversion of PRIDES, which is one share of common for each share of PRIDES. This computation was made for presentation purposes only since its effect was not material in 1995 and was anti-dilutive in 1994. The difference between the number of common share equivalents for the 1995 and 1994 periods is due to the PRIDES having been issued on January 25, 1994.

                                            QUARTERS ENDED MARCH 31
                                           _______________________________
                                              1995            1994
                                           _______________________________

Weighted-average shares outstanding:
   Common shares                          62,220,000      60,961,000
   Common share equivalents               11,000,000       8,067,000
                                           _______________________________
   Total                                  73,220,000      69,028,000
                                           ===============================


Net income (loss)                             $82            $(21)
                                           ===============================

Earnings per share (fully diluted)          $1.12         $(0.30)
                                           ===============================